UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 25, 2014

Identiv, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-29440	77-0444317
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

39300 Civic Center Drive, Suite 140 Fremont, California		94538
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 250-8888

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 25, 2014, the Board of Directors of Identiv, Inc. (the “Company”) removed Kamal Gupta from the office of principal accounting officer of the Company effective as of such date. Mr. Gupta’s employment with the Company as Vice President of Finance and Corporate Controller will terminate on September 30, 2014. Both of these actions are part of the Company’s recent corporate restructuring and cost reduction activities in which it has concentrated its accounting and finance functions in its Orange County offices. Brian Nelson, the Company’s Chief Financial Officer and Secretary, and principal financial officer, was appointed principal accounting officer effective September 25, 2014.

Item 8.01	Other Events

As previously reported, the Company entered into an underwriting agreement, dated September 11, 2014 (the “Underwriting Agreement”) with Cowen and Company, LLC as underwriter (the “Underwriter”) relating to the public offering (the “Offering”) of 2,000,000 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), at a price to the public of $15.00 per share (the “Offering Price”), less underwriting discounts and commissions. Under the terms of the Underwriting Agreement, the Company granted the Underwriter a 30-day option to purchase up to an additional 300,000 shares of Common Stock (the “Option Shares”) to cover over-allotments, if any, at the Offering Price.

On September 22, 2014, the Underwriter exercised its option to purchase the Option Shares, and the sale of the Option Shares was completed on September 26, 2014. The total net proceeds to the Company from the Offering, after deducting the Underwriters’ discount and commission and other estimated offering expenses payable by the Company, were approximately $31.5 million, including approximately $4.2 million from the exercise of the Underwriter’s option.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Identiv, Inc.

September 30, 2014	By:	/s/ Brian Nelson
Brian Nelson
Chief Financial Officer and Secretary